UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 07, 2026

GENERATION INCOME PROPERTIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Jackson Street Suite 3300
Tampa, Florida		33602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 813 448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On May 7, 2026, each of Benjamin Adams, Gena Cheng and Patrick Quilty submitted their respective resignations as members of the Board of Directors (the “Board”) of Generation Income Properties, Inc. (the “Company”). The resignations of Mr. Adams, Ms. Cheng and Mr. Quilty were not due to any disagreements with respect to the Company’s operations, policies or practices.

Election of Directors

Also on May 7, 2026, prior to the above-described director resignations, the Board elected Jess Johnson, Timothy Murray, and Matthew Stein to serve as Directors of the Company effective as of 12:01 a.m. Eastern Time on May 8, 2026, each to serve until his respective successor is duly appointed and qualified, or until his death, retirement, resignation, removal (whichever occurs first).

In conjunction with their election to the Board, the Board appointed Mr. Johnson to the Compensation Committee and Governance Committee of the Board; Mr. Murray to the Audit Committee and Compensation Committee of the Board; and Mr. Stein to the Audit Committee and Governance Committee of the Board.

There are no arrangements or understandings between the Company and Mr. Johnson, Mr. Murray and Mr. Stein, respectively, or any other person pursuant to which Mr. Johnson, Mr. Murray, or Mr. Stein were elected as directors. None of Mr. Johnson, Mr. Murray or Mr. Stein is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

The following is biographical information for each of the newly elected directors of the Company:

Jess Johnson, age 43, has served as Chief Revenue Officer of Franklin Street, a commercial real estate advisory firm headquartered in Tampa, Florida, since July 2024. In this role, he leads firmwide client experience and growth initiatives across Franklin Street’s integrated real estate services, including oversight of training and development, new business programs, and data and cross-servicing efforts. From December 2022 to August 2024, Mr. Johnson served as Global Head of Enterprise Partnerships at HqO, a workplace experience and real estate technology platform, where he led the corporate occupier business spanning business development, marketing, product strategy, and partner channels. From January 2022 to December 2022, he served as Executive Vice President, Knowledge Cubed, at Savills North America, where he was responsible for go-to-market strategy for the firm’s real estate analytics platform for corporate occupiers. Earlier in his career, from April 2015 to January 2022, Mr. Johnson held senior roles with Savills focused on cross-border tenant advisory and portfolio strategy.

Mr. Johnson holds a Master of Science in Real Estate and Bachelor of Science degrees in Business Administration (Finance, cum laude) and Journalism from the University of Florida. Mr. Johnson brings significant expertise in commercial real estate strategy, advisory services, and data-driven real estate decision-making to the Board.

Timothy Murray, age 35, has served as Founder and Chief Executive Officer of Luca NextGen Financial, a firm providing fractional CFO, accounting, and advisory services to startups and growing businesses, since May 2025. From May 2022 to May 2025, Mr. Murray served as Chief Financial Officer of Global Safety Management, Inc. (dba TotalSDS), a provider of chemical safety and compliance software solutions, where he oversaw financial reporting, budgeting, forecasting, and cash flow management and implemented financial systems and internal controls. From 2021 to 2022, Mr. Murray served as Financial Controller at The Stovall House Club, LLC, a private membership club in Tampa, FL. From 2020 to 2021, he served as Financial Controller at Riverside Recovery of Tampa, LLC, a healthcare services provider. Mr. Murray began his career in public accounting, including roles at RSM US LLP and Shores, Tagman, Butler & Company, P.A.

Mr. Murray holds a degree from the Florida State University College of Business.

Matthew Stein, age 44, is a real estate professional in Tampa, FL. From June 2023 to September 2025, he served as Chief Development Officer at Katz Capital Management, a private equity group based in Tampa, Florida. From August 2021 to June 2023, he served as Managing Director, Capital Markets at Lingerfelt, a commercial real estate investment company, where he was responsible for debt and equity capital markets activities. From February 2017 to August 2021, Mr. Stein served as Senior Vice President, REIT Lending Manager, at Raymond James Bank, where he oversaw a portfolio of more than $2 billion in loans. From April 2006 to February 2017, he served as Vice President of Real Estate Investment Banking at Raymond James, focusing on equity capital raising and strategic advisory assignments for real estate companies.

Mr. Stein holds a Bachelor of Science in Finance from the University of Florida. Mr. Stein brings extensive experience in real estate capital markets, investment banking, and institutional real estate finance to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date:	May 13, 2026	By:	/s/ Ron Cook
Ron Cook Principal Finance and Accounting Officer